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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]

                                 March 22, 2002

                                                            FILE NO. 030678-0002

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

    Re: Registration Statement on Form S-4 of Common Stock,
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        $.0001 par value per share
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Ladies and Gentlemen:

                  In connection with the registration by Amgen Inc., a Delaware corporation (the "Company"), of 254,517,108 shares of its common stock, par value $.0001 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission on January 31, 2002, as amended by Amendment No. 1 thereto filed on March 22, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

                  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner set forth in the Amended and Restated Agreement and Plan of Merger by and among the Company, AMS Acquisition Inc. and Immunex Corporation, dated as of December 16, 2001 (the "Merger Agreement"). In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

                  In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the

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LATHAM & WATKINS
Amgen Inc.
March 22, 2002
Page 2


stockholders of the Company will have approved the issuance of the Shares,
(iii) the shareholders of Immunex Corporation will have approved the Merger Agreement, and (iv) the transactions contemplated by the Merger Agreement are consummated in accordance with the Merger Agreement.

                  Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                 Very truly yours,

                                 /s/ Latham & Watkins